News Release                                                        Exhibit 99.1
PS Business Parks, Inc.
701 Western Avenue
P.O. Box 25050
Glendale, CA  91221-5050
www.psbusinessparks.com


                                        For Release:     Immediately
                                        Date:            September 9, 2002
                                        Contact:         Mr. Jack Corrigan
                                                        (818) 244-8080, Ext. 663


Glendale, California - PS Business Parks, Inc. (AMEX: PSB) announced today that Joseph D. Russell, Jr. has joined the Company as President. Mr. Russell will lead PSB's management team as well as implement its investment and financial strategies. He will report to Chairman and Chief Executive Officer Ron Havner.

Mr. Russell is a seasoned and highly regarded executive with over a decade of experience in both private and public real estate companies. He joined Spieker Partners in 1990 and became an officer of Spieker Properties when it went public as a REIT in 1993. Prior to its merger with Equity Office Properties (EOP) in 2001, Mr. Russell was President of Spieker Properties' Silicon Valley Region. During his tenure, Mr. Russell invested nearly one billion dollars and helped grow Spieker's Silicon Valley portfolio into nine million square feet of high quality industrial and office properties with annual NOI of nearly $200 million.

Ron Havner, Chairman and CEO of PSB commented: "Joe's exceptional leadership skills combined with his broad real estate industry experience at the premier office/industrial REIT of the last decade, Spieker Properties, make him an outstanding addition to our executive management team. I'm confident in Joe's ability to create significant value for our owners."

Joe Russell commented: "PS Business Parks has grown dramatically with an exceptional emphasis on quality properties in desirable markets, further enhanced by strong financial management. The Company has succeeded in creating a unique platform of highly flexible, well-located business parks and a very unique financial structure. I am thrilled to be joining PSB's dedicated team of professionals."

Mr. Russell earned a Bachelor of Science degree from the University of Southern California and a Masters of Business Administration from the Harvard Business School. He also spent approximately six years with International Business Machines in various marketing positions. Mr. Russell holds a number of professional designations and currently serves as the President of the National Association of Industrial and Office Properties (NAIOP), Silicon Valley Chapter.

Bob Rollo and Marty Nass of TMP Executive Search conducted the search on behalf of PS Business Parks.

Accounting for Stock Options
----------------------------
During the third quarter of 2002 the Company will begin expensing the fair value of options granted under the Company's stock option plan. The Company will record the expense over the option vesting period, using the fair value at the date of grant. The accounting treatment has been adopted on a prospective basis and is applied to all options granted on January 1, 2002 or later. The Company currently anticipates the 2002 full-year expense to be approximately $0.01 to $0.02 per share.

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Sale of Property
----------------
The Company recently completed the sale of its 61,000 square foot Overland Park, Kansas business park for approximately $5.0 million. As a result of the transaction, the Company will recognize a gain of approximately $1.9 million or $0.06 per share in the third quarter for financial statement purposes.

Company Information
-------------------
PSB is a self-advised and self-managed equity real estate investment trust that acquires, develops, owns and operates commercial properties, primarily flex, multi-tenant office and industrial space. The Company defines "flex" space as buildings that are configured with a combination of office and warehouse space and can be designed to fit an almost limitless number of uses (including office, assembly, showroom, laboratory, light manufacturing and warehouse space). As of June 30, 2002, PSB wholly-owned approximately 14.8 million net rentable square feet of commercial space with approximately 3,300 customers located in 9 states, concentrated primarily in California (4,673,000 sq. ft.), Texas (2,983,000 sq. ft.), Oregon (1,973,000 sq. ft.), Virginia (2,621,000 sq. ft.) and Maryland (1,769,000 sq. ft.).

Additional  information  about PS  Business  Parks,  Inc.  is  available  on the
Internet.     The    Company's    web    site    is     www.psbusinessparks.com.
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